UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. 1)

Filed by the Registrant ☒	Filed by a party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

PSYCHEMEDICS CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Proxy Statement Supplement

This proxy statement supplement (this “Supplement”) updates the definitive proxy statement on Schedule 14A (the “Proxy Statement”) of Psychemedics Corporation (the “Company”) filed with the Securities and Exchange Commission on October 18, 2024 and made available to stockholders in connection with the Company’s annual meeting of stockholders to be held on November 25, 2024 (the “Proxy Statement”). Except as specifically described in this Supplement, all information set forth in the Proxy Statement continues to apply and this Supplement does not modify, amend or supplement the Proxy Statement. The Proxy Statement contains important additional information. This Supplement should be read in conjunction with the Proxy Statement.

Subsequent to the mailing of the Proxy Statement to the Company’s stockholders, the New York Stock Exchange (the “NYSE”) notified the Company of its determination that Proposal 7 in the Proxy Statement regarding the adjournment of the Annual Meeting (the “Adjournment Proposal”) is a discretionary or “routine” matter under NYSE rules. The “routine” designation permits brokers to exercise discretionary voting authority with respect to such proposal. Accordingly, if you do not instruct your broker on how to vote your shares of the Company’s common stock on the Adjournment Proposal, your broker will be permitted to vote your shares in its discretion on the Adjournment Proposal. Because the NYSE has determined the Adjournment Proposal is a “routine” matter, the Company does not expect any “broker non-votes” in connection therewith.

November 18, 2024